EXHIBIT 99.1

Zoom Telephonics Reports Results for the Fourth Quarter of 2012

Boston, MA, February 25, 2013 –Zoom Telephonics, Inc. (“Zoom”) (OTCQB: ZMTP), a leading manufacturer of modems and other communication products, today reported net sales of $3.4 million for the fourth quarter ended December 31, 2012 (“Q4 2012”), down 5.6% from $3.7 million for the fourth quarter of 2011 (“Q4 2011”).  The lower sales were primarily due to lower dial-up modem sales, as Zoom’s sales mix continued to shift toward cable modems. Zoom reported a net loss of $253 thousand or $0.04 per share for Q4 2012, compared to a net profit of $5 thousand or $0.00 per share for Q4 2011.

Gross profit was $866 thousand or 25.1% of net sales in Q4 2012, down from gross profit of $987 thousand or 27.0% of net sales in Q4 2011.  Gross profit declined due to lower sales and a product mix shift toward cable modems, which have lower gross margins than most other Zoom products.

Operating expenses were $1.098 million or 31.8% of net sales in Q4 2012, up from $984 thousand or 27.0% of net sales in Q4 2011.  General and administrative (“G&A”) expenses increased $89 thousand to $344 thousand from Q4 2011 to Q4 2012, with the largest increase due to reallocation of a portion of certain employees’ salary and benefit expenses from manufacturing to G&A to better reflect their job functions.  Research and development expenses increased $45 thousand to $306 thousand from Q4 2011 to Q4 2012, with the largest increase due to increased expenses for cable modem certifications.  Selling expenses decreased $20 thousand to $448 thousand from Q4 2011 to Q4 2012 due primarily to reduced freight costs.

Zoom’s net sales of $14.7 million for the fiscal year ended December 31, 2012 (“FY 2012”) were up 15.9% from net sales of $12.7 million for the fiscal year ended December 31, 2011 (“FY 2011”), primarily due to higher cable modem sales in FY 2012. Zoom’s net loss was $0.7 million for FY 2012 compared to a net loss of $0.9 million for FY 2011.  The lower net loss for FY 2012 was primarily due to an increase of $0.3 million in gross profit as a result of higher sales, partially offset by a $0.1 million increase in operating expenses for the period.

Gross profit for FY 2012 was $3.6 million or 24.7% of sales, up from gross profit of $3.3 million or 26.1% of net sales in FY 2011.  The increase in gross profit was primarily due to increased sales during FY 2012.

Operating expenses were $4.3 million or 29.4% of net sales in FY 2012, down slightly from $4.2 million or 33.5% of net sales in FY 2011.  Research and development expenses increased $146 thousand to $1.2 million from FY 2011 to FY 2012, with the largest increases due to increased ZoomGuardtm development costs and higher costs for cable modem certifications. General and administrative expenses increased $80 thousand to $1.3 million from FY 2011 to FY 2012, with the largest increase due to reallocation of a portion of certain key employees’ salary and benefit expenses from manufacturing to G&A to better reflect their job functions. Selling expenses decreased $157 thousand to $1.9 million from FY 2011 to FY 2012 due primarily to lower freight costs and lower search-related advertising costs.

Zoom’s cash balance on December 31, 2012 was $196 thousand, down $448 thousand from December 31, 2011. Zoom’s $0.6 million increase in net accounts receivable and $0.7 million loss in 2012 were the main reasons for the decrease in cash.  Zoom’s $0.9 million increase in bank debt increased cash as Zoom moved to minimize early-pay discounts and thereby increased its average time to collect receivables.  Zoom’s current ratio was 2.3 on December 31, 2012.

 “As we enter 2013, we are encouraged by cable modem developments including Time Warner Cable’s Q4 2012 start of a retail certification program for cable modems,” said Frank Manning, Zoom’s President and CEO.  “We are also encouraged by our significant progress in ZoomGuard development.  We have begun shipping ZoomGuard samples, and we expect volume shipments of several ZoomGuard products during Q2 2013.  We believe that the upside for our Company is the best it’s been in many years, especially if we can continue building cable modem momentum and successfully introduce ZoomGuard.”

Zoom has scheduled a conference call for Tuesday, February 26, 2013 at 10:00 a.m. Eastern Time. You may access the conference call by dialing (866) 393-7958 and international callers may dial (706) 643-5255.  The conference ID is 16257594. The call will also be simulcast to stock analysts and other interested parties on Zoom’s website, www.zoomtel.com/Q4, and to other financial and investor-oriented websites.  Shortly after the conference call, a recording of the call will be available on Zoom’s website.  For additional information, please contact Investor Relations, Zoom Telephonics, 207 South Street, Boston, MA 02111, telephone (617) 753-0897, email investor@zoomtel.com, or visit Zoom’s website at www.zoomtel.com

About Zoom Telephonics
Founded in 1977 in Boston, Zoom Telephonics, Inc. designs, produces, markets, and supports modems and other communication products under the Zoom, Hayes®, and Global Village® brands. For more information about Zoom and its products, please see www.zoomtel.com.

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Forward Looking Statements
This release contains forward-looking information relating to Zoom Telephonics’ plans, expectations, and intentions.  Actual results may be materially different from expectations as a result of known and unknown risks, including: the potential need for additional funding which Zoom may be unable to obtain; declining demand for certain of Zoom’s products; delays, unanticipated costs, interruptions or other uncertainties associated with Zoom’s production and shipping; Zoom’s reliance on several key outsourcing partners; uncertainty of key customers’ plans and orders; risks relating to product certifications; Zoom’s dependence on key employees; uncertainty of new product development and introduction for ZoomGuardtm and other products, including budget overruns, project delays, and the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; Zoom’s ability to continue as a going concern; costs and senior management distractions due to patent-related matters; and other risks set forth in Zoom’s filings with the Securities and Exchange Commission. Zoom cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Zoom expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Zoom’s expectations or any change in events, conditions or circumstance on which any such statement is based.

ZOOM TELEPHONICS, INC.
Condensed Balance Sheets
        In thousands
       (Unaudited)

	12/31/12	12/31/11

ASSETS

Current assets:

Cash	$196	$644
Marketable securities	44	82
Accounts receivable, net	1,966	1,399
Inventories	2,630	2,723
Prepaid expenses and other	262	186

Total current assets	5,098	5,034

Property and equipment, net	26	20

Total assets	$5,124	$5,054

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Bank debt	$911	$--
Accounts payable	931	1,059
Accrued expenses	380	373

Total current liabilities	2,222	1,432

Total liabilities	2,222	1,432

Stockholders’ equity:

Common stock and additional paid-in capital	33,974	33,935
Accumulated other comprehensive income (loss)	368	356
Unrealized gain (loss) on securities	(269)	(231)
Retained earnings (accumulated deficit)	(31,171)	(30,438)

Total stockholders’ equity	2,902	3,622

Total liabilities & stockholders’ equity	$5,124	$5,054

ZOOM TELEPHONICS, INC.
Condensed Statements of Operations
In thousands, except for per share data
(Unaudited)

	Three Months Ended		Twelve Months Ended
	12/31/12	12/31/11	12/31/12	12/31/11

Net sales	$3,448	$3,651	$14,691	$12,672
Cost of goods sold	2,582	2,664	11,057	9,369

Gross profit	866	987	3,634	3,303

Operating expenses:
Selling	448	468	1,907	2,064
General and administrative	344	255	1,252	1,172
Research and development	306	261	1,155	1,009
Total operating expenses	1,098	984	4,314	4,245

Operating profit (loss)	(232)	3	(680)	(942)

Other income (expense), net	(20)	3	(49)	74

Income (loss) before income taxes	(252)	6	(729)	(868)

Income tax expense	1	1	3	2

Net income (loss)	$(253)	$5	$(732)	$(870)

Earnings (loss) per share:
Basic Earnings (loss) per share	$(0.04)	$0.00	$(0.11)	$(0.15)
Diluted Earnings (loss) per share	$(0.04)	$0.00	$(0.11)	$(0.15)

Weighted average number of shares outstanding:
Basic	6,974	6,113	6,974	5,618
Diluted	6,974	6,113	6,974	5,618